For more information contact:

Media Relations:                                         Investor Relations:

David A. Carnevale                                       Donald Raymond
(858) 450-4220 ext 122                                   (858) 450-4220 ext 125
dcarnevale@path1.net                                     draymond@path1.net



                  Path 1 Announces Move to Expanded Facilities
                             and Management Changes



SAN DIEGO -- (BUSINESS WIRE) - July 12, 2002 - Path 1 Network  Technologies (OTC
BB: PNWK; Frankfurt: PNT) announced today that it is moving to larger facilities in San Diego and that it has realigned certain operations.


Path 1's new facilities, which are approximately three times the size of its current location, provide additional space for development and manufacturing operations and include a new, dedicated, customer demonstration center. Path 1's new facilities are located at 6215 Ferris Square, Suite 140, San Diego, CA 92121. The company's main telephone number remains (858) 450-4220.


In addition, the company announced several management changes designed to reduce the executive team to more appropriate levels for the company's size and to focus on the company's growing manufacturing needs. The company's Systems and Engineering groups have been combined into one unit. Bernard Tyler, formerly VP of Engineering, has assumed the new post of Vice President of Operations with responsibility for manufacturing, quality control and facilities. Dr. Yendo Hu, previously Vice President of Systems, has assumed the role of Vice President of Engineering responsible for all product development activities. In conjunction with the management changes, the company also announced that it accepted the resignations of Richard Slansky, CFO, and co-founder Dr. Douglas Palmer, who will leave the company to pursue other business interests. Donald Raymond, CPA, formerly Corporate Controller of the company, will assume the role of Director of Finance and Chief Accounting Officer, with responsibility for all Accounting, Finance and Human Resources functions for the company. CTO and Co-Founder Dr. Ronald Fellman will assume Dr. Palmer's former responsibilities.

Finally, the company has acquired the www.path1.com URL, which is now live.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. (OTCBB: PNWK; Frankfurt: PNT) is an industry leader in providing broadcast quality video over packet-based television and cable networks. For additional information please visit www.path1.com or call 877/ONE-PATH (663-7284).


SAFE HARBOR STATEMENT. This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected," "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 may be unable to obtain necessary financing to continue operations and development, Path 1 may be unable to find or maintain suitable licensees and strategic allies on suitable terms, and other risks identified in Path 1's annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Path 1 undertakes no obligation to update such statements.



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